EXHIBIT 5.1
May 8, 2007
F5 Networks, Inc.
501 Elliott Avenue West
Seattle, Washington 98119

Re:	Registration Statement on Form S-8, filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”)
Ladies and Gentlemen:
As legal counsel for F5 Networks, Inc., a Washington corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,000,000 shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), which may be issued pursuant to the stock awards granted under the F5 Networks, Inc. 2005 Equity Incentive Plan (the “Plan”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington and the federal law of the United States.
Based on such examination, we are of the opinion that the 2,000,000 shares of Common Stock that may be issued pursuant to the stock awards granted under the Plan are duly authorized shares of Common Stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and any related agreements, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
Respectfully submitted,
/s/ DLA Piper US LLP
DLA PIPER US LLP